Exhibit 5.1

Westward Law, llc*	3273 E. Warm Springs Las Vegas, NV 89120
Telephone: 702-701-3945
Facsimile: 702-944-7100
Email: keavery@westwardlaw.com

December 30, 2021

Xenetic Biosciences, Inc.

40 Speen Street, Suite 102
Framingham, Massachusetts 01701

Re: Xenetic Biosciences, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel for Xenetic Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), covering the proposed issuance of an aggregate of an additional 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “EIP Shares”), issuable pursuant to the Xenetic Biosciences, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, the related prospectuses and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; (f) a certificate of verification of facts provided by the Company’s Chief Financial Officer, and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, it is our opinion that the EIP Shares have been duly authorized and will be legally and validly issued, fully paid and non-assessable shares of the Company’s common stock so long as they are issued and sold in accordance with:

(a)	the Plan; and

(b)	the Registration Statement and related prospectuses (filed with the Commission under the Act).

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date. In addition, as to certain factual matters, we have relied upon a certificate of the Company’s Chief Financial Officer and have not sought independently to verify such matters.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to my attention.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any related prospectus constituting a part thereof, and in any amendment, thereto.

Very truly yours,

/s/ WESTWARD LAW LLC